As filed with the Securities and Exchange Commission on April 27, 2015.

Securities Act File No. 333-195863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FS INVESTMENT CORPORATION

(Exact name of registrant as specified in charter)

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman

FS Investment Corporation

201 Rouse Boulevard

Philadelphia, PA 19112

(Name and address of agent for service)

COPIES TO:

James A. Lebovitz

Thomas J. Friedmann

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Tel: (215) 994-4000

Fax: (215) 994-2222

Approximate date of proposed public offering: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-195863) of FS Investment Corporation (as amended the “Registration Statement”) is being filed pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 4 consists only of the facing page, this explanatory note, and Item 25(2) of Part C of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) promulgated under the Securities Act, this Post-Effective Amendment No. 4 shall become effective upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25.	Financial Statements and Exhibits

(2) Exhibits

(a)	Second Articles of Amendment and Restatement of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 16, 2014.)

(b)	Second Amended and Restated Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on April 16, 2014.)

(d)(1)	Form of Stock Certificate. (Incorporated by reference to Exhibit (d)(1) to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on May 12, 2014.)

(d)(2)	Form T-1 Statement of Eligibility with respect to the Form of Indenture. (Incorporated by reference to Exhibit (d)(3) filed with Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on June 16, 2014.)

(d)(3)	Indenture, dated as of July 14, 2014, by and between the Registrant and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed on August 14, 2014.)

(d)(4)	First Supplemental Indenture, dated as of July 14, 2014, relating to the 4.000% Notes due 2019, by and between the Registrant and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on July 15, 2014.)

(d)(5)	Form of 4.000% Notes due 2019. (Incorporated by reference to Exhibit (d)(4) hereto.)

(d)(6)	Second Supplemental Indenture, dated as of December 3, 2014, relating to the 4.250% Notes due 2020, by and between the Registrant and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 3, 2014.)

(d)(7)	Form of 4.250% Notes due 2020. (Incorporated by reference to Exhibit (d)(6) hereto.)

(e)	Distribution Reinvestment Plan, effective as of June 2, 2014. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2014.)

(g)(1)	Amended and Restated Investment Advisory Agreement, dated as of July 17, 2014, by and between the Registrant and FB Income Advisor, LLC. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2014.)

(g)(2)	Investment Sub-advisory Agreement, dated as of April 13, 2008, by and between FB Income Advisor, LLC and GSO / Blackstone Debt Funds Management LLC. (Incorporated by reference to Exhibit (g)(2) filed with Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-149374) filed on June 19, 2008.)

(h)(1)	Underwriting Agreement, dated July 7, 2014, by and among the Registrant, FB Income Advisor, LLC and Citigroup Global Markets Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto. (Incorporated by reference to Exhibit (h)(1) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on July 15, 2014.)

(h)(2)	Underwriting Agreement, dated November 25, 2014, by and among the Registrant, FB Income Advisor, LLC and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule A thereto. (Incorporated by reference to Exhibit (h)(2) filed with Post-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on December 4, 2014.)

(j)	Custodian Agreement, dated as of November 14, 2011, by and between the Registrant and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed on November 14, 2011.)

(k)(1)	Amended and Restated Credit Agreement, dated as of January 28, 2011, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2011.)

(k)(2)	Fourth Amendment to Credit Agreement, dated as of March 23, 2012, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 27, 2012.)

(k)(3)	Fifth Amendment to Credit Agreement, dated as of March 22, 2013, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 28, 2013.)

(k)(4)	Sixth Amendment to Credit Agreement, dated as of December 20, 2013, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 24, 2013.)

(k)(5)	Seventh Amendment to Credit Agreement, dated as of December 18, 2014, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2014.)

(k)(6)	Asset Contribution Agreement, dated as of March 10, 2010, by and between the Registrant and Broad Street Funding LLC. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 16, 2010.)

(k)(7)	First Amendment to Asset Contribution Agreement, dated as of June 17, 2010, by and between the Registrant and Broad Street Funding LLC. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 19, 2010.)

(k)(8)	Investment Management Agreement, dated as of March 10, 2010, by and between the Registrant and Broad Street Funding LLC. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 16, 2010.)

(k)(9)	Amended and Restated Security Agreement, dated as of January 28, 2011, by and between Broad Street Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 1, 2011.)

(k)(10)	Amended and Restated Asset Transfer Agreement, dated as of September 26, 2012, by and between the Registrant and Locust Street Funding LLC. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(11)	Amended and Restated Indenture, dated as of September 26, 2012, by and between Locust Street Funding LLC and Citibank, N.A., as trustee. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(12)	Supplemental Indenture No. 1, dated as of April 23, 2013, by and between Locust Street Funding LLC and Citibank, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013.)

(k)(13)	Locust Street Funding LLC Class A Floating Rate Secured Note, due 2021. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 21, 2012.)

(k)(14)	Locust Street Funding LLC Class A Floating Rate Secured Note, due 2023. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(15)	Locust Street Funding LLC Class A Floating Rate Secured Note, due 2024. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013.)

(k)(16)	TBMA/ISMA 2000 Amended and Restated Global Master Repurchase Agreement, by and between JPMorgan Chase Bank, N.A., London Branch and Race Street Funding LLC, together with the related Annex and Amended and Restated Confirmation thereto, each dated as of April 23, 2013. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013.)

(k)(17)	Amendment Agreement, dated as of October 24, 2013, by and between JPMorgan Chase Bank, N.A., London Branch, and Race Street Funding LLC. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2013.)

(k)(18)	Amended and Restated Confirmation, dated as of February 15, 2012, by and between Race Street Funding LLC and JPMorgan Chase Bank, N.A., London Branch. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on February 21, 2012.)

(k)(19)	Revolving Credit Agreement, dated as of July 21, 2011, by and between the Registrant and Race Street Funding LLC. (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on July 27, 2011.)

(k)(20)	Amendment to Credit Agreement, dated as of September 26, 2012, by and between Race Street Funding LLC and the Registrant. (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(21)	Asset Transfer Agreement, dated as of September 26, 2012, by and between the Registrant and Race Street Funding LLC. (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(22)	Amended and Restated Collateral Management Agreement, dated as of September 26, 2012, by and between Locust Street Funding LLC and the Registrant. (Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(23)	Amended and Restated Collateral Administration Agreement, dated as of September 26, 2012, by and among Locust Street Funding LLC, the Registrant and Virtus Group, LP. (Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(24)	Loan and Servicing Agreement, dated as of May 17, 2012, by and among Walnut Street Funding LLC, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, and the other lender parties thereto. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2012.)

(k)(25)	Amendment No. 1 to Loan and Servicing Agreement, dated as of March 11, 2014, by and among Walnut Street Funding LLC, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2014.)

(k)(26)	Purchase and Sale Agreement, dated as of May 17, 2012, by and between the Registrant and Walnut Street Funding LLC. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 18, 2012.)

(k)(27)	Collateral Management Agreement, dated as of May 17, 2012, by and between the Registrant and Walnut Street Funding LLC. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 18, 2012.)

(k)(28)	Securities Account Control Agreement, dated as of May 17, 2012, by and between Walnut Street Funding LLC and Wells Fargo Bank, National Association. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 18, 2012.)

(k)(29)	Collateral Management Agreement, dated as of September 26, 2012, by and between Race Street Funding LLC and the Registrant. (Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012.)

(k)(30)	Senior Secured Revolving Credit Agreement, dated as of April 3, 2014, by and among the Registrant, ING Capital LLC, as administrative agent, and the lenders party thereto. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 4, 2014.)

(k)(31)	Guarantee, Pledge and Security Agreement, dated as of April 3, 2014, by and among the Registrant, ING Capital LLC, as revolving administrative agent and collateral agent, the subsidiary guarantors party thereto and each financing agent and designated indebtedness holder party thereto. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 4, 2014.)

(k)(32)	Control Agreement, dated as of April 3, 2014, by and among the Registrant, ING Capital LLC, as collateral agent, and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on April 4, 2014.)

(k)(33)	Administration Agreement, dated as of April 16, 2014, by and between the Registrant and FB Income Advisor, LLC. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 16, 2014.)

(k)(34)	Trademark License Agreement, dated as of April 16, 2014, by and between the Registrant and Franklin Square Holdings, L.P. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on April 16, 2014.)

(l)(1)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(1) filed with Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on June 16, 2014.)

(l)(2)	Opinion of Dechert LLP. (Incorporated by reference to Exhibit (l)(2) filed with Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on June 16, 2014.)

(l)(3)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(3) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on July 15, 2014.)

(l)(4)	Opinion of Dechert LLP. (Incorporated by reference to Exhibit (l)(4) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on July 15, 2014.)

(l)(5)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(5) filed with Post-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on December 4, 2014.)

(l)(6)	Opinion of Dechert LLP. (Incorporated by reference to Exhibit (l)(6) filed with Post-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on December 4, 2014.)

(n)(1)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(1) hereto.)

(n)(2)	Consent of Dechert LLP. (Incorporated by reference to Exhibit (l)(2) hereto.)

(n)(3)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(3) hereto.)

(n)(4)	Consent of Dechert LLP. (Incorporated by reference to Exhibit (l)(4) hereto.)

(n)(5)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l)(5) hereto.)

(n)(6)	Consent of Dechert LLP. (Incorporated by reference to Exhibit (l)(6) hereto.)

(n)(7)	Consent of McGladrey LLP.*

(r)(1)	Code of Ethics of the Registrant. (Incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2014.)

(r)(2)	Code of Ethics of FB Income Advisor, LLC. (Incorporated by reference to Exhibit (r)(2) filed with Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-195863) filed on June 16, 2014.)

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia and Commonwealth of Pennsylvania, on the 27th day of April 2015.

FS INVESTMENT CORPORATION

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

The undersigned directors and officers of FS Investment Corporation hereby constitute and appoint Michael C. Forman and David J. Adelman, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and on our behalf in the capacities indicated below, this post-effective amendment to the Registration Statement on Form N-2, and any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman Michael C. Forman	Chief Executive Officer and Director (Principal executive officer)	April 27, 2015

/s/ William Goebel William Goebel	Chief Financial Officer (Principal financial and accounting officer)	April 27, 2015

* David J. Adelman	Director	April 27, 2015

* Gregory Chandler	Director	April 27, 2015

* Barry H. Frank	Director	April 27, 2015

* Thomas J. Gravina	Director	April 27, 2015

* Michael J. Hagan	Director	April 27, 2015

* Jeffrey K. Harrow	Director	April 27, 2015

* Michael Heller	Director	April 27, 2015

/s/ Philip E. Hughes Philip E. Hughes	Director	April 27, 2015

Signature	Title	Date

* Pedro A. Ramos	Director	April 27, 2015

/s/ Joseph P. Ujobai Joseph P. Ujobai	Director	April 27, 2015

*	By:	/s/ Michael C. Forman
Attorney-in-Fact